UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2016

HARTMAN vREIT XXI, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-185336	26-3455189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2909 Hillcroft, Suite 420, Houston, Texas		77057
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 467-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Increase in Joint Venture Investment in Village Pointe Property

As previously disclosed in the Current Report on Form 8-K filed by Hartman vREIT XXI, Inc. (the “Company”) on November 18, 2016, on November 14, 2016 (i) the Company contributed $100,000 to Hartman Village Pointe, LLC (“Hartman Village Pointe”), a joint venture between the Company and Hartman XX Limited Partnership, an affiliate of the Company (“Hartman XX LP”), in exchange for an initial 2.65% membership interest in Hartman Village Pointe, (ii) Hartman XX LP contributed $3,675,000 to Hartman Village Pointe in exchange for an initial 97.35% membership interest in Hartman Village Pointe and (iii) Hartman Village Pointe acquired a fee simple interest in a retail shopping center located in San Antonio, Texas commonly known as Village Pointe (the “Village Pointe Property”) from an unrelated third party seller for a purchase price of $7,050,000, exclusive of closing costs. Hartman Village Pointe financed the payment of the purchase price for the Village Pointe Property with Hartman XX LP’s and the Company’s capital contributions to Hartman Village Pointe and the proceeds of a mortgage loan to Hartman Village Pointe from Hartman XX LP.

As previously disclosed, pursuant to the terms of a membership purchase agreement between the Company and Hartman XX LP (the “Membership Purchase Agreement”), the Company may from time to time acquire up to all of Hartman XX LP’s membership interest in Hartman Village Pointe at a price equal to Hartman XX LPs investment cost.

On December 1, 2016, pursuant to the Membership Purchase Agreement, the Company acquired an additional 33.11% membership interest in Hartman Village Pointe from Hartman XX LP in exchange for $1,250,000 in cash. The Company funded the cash purchase price for the additional membership interest in Hartman Village Pointe with proceeds from the Company’s its initial public offering of up to $269,000,000 in shares of its common stock (the “Public Offering”).

After giving effect to the additional membership interest in Hartman Village Pointe acquired by the Company on December 1, 2016, the Company’s total current equity investment in Hartman Village Pointe is $1,350,000, representing an approximately 35.76% membership interest.

Item 8.01   Other Events.

Breaking Escrow in Initial Public Offering

The Company commenced its Public Offering on June 24, 2016. The terms of the Public Offering required the Company to deposit all subscription proceeds in escrow pursuant to the terms of the Company’s escrow agreement with UMB Bank, N.A. until the earlier of the date that the Company received subscriptions aggregating at least $1,000,000 (including shares of the Company’s common stock purchased by the Company’s sponsor, its affiliates and the Company’s directors and officers) or June 24, 2017.  On December 1, 2016, the Company received subscriptions aggregating $1,195,400, and the subscription proceeds held in escrow were released to the Company.  As of December 1, 2016, the Company had received and accepted investors’ subscriptions for and issued 128,279 shares of the Company’s common stock in the Public Offering, resulting in gross offering proceeds of approximately $1,195,400.

Pursuant to the Company’s independent directors’ compensation plan, upon raising $1,000,000 in gross offering proceeds in the Public Offering, each of the Company’s two independent directors, John Ostroot and Jack Cardwell, received an initial grant of 3,000 shares of the Company’s restricted common stock. The shares of restricted common stock vest in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to death or disability, or (2) a change in control of the Company.

Declaration of Cash and Stock Distribution

On December 1, 2016, the Company’s board of directors authorized and declared the payment of cash and stock distributions to the Company’s stockholders (collectively, the “Distribution”). The Distribution will (i) accrue daily to the Company’s stockholders of record as of the close of business on each day commencing on December 1, 2016, (ii) be payable in cumulative amounts on or before the 20th day of each calendar month with respect to the prior month, (iii) with respect to the cash distribution, be calculated at a rate of $0.0015068 per share of the Company’s common stock per day, a rate which, if paid each day over a 365-day period, is equivalent to a 5.5% annualized cash distribution rate based on a purchase price of $10.00 per share of the Company’s common stock, and (iv) with respect to the stock distribution, be calculated at a rate of 0.000547945 common shares of the Company’s common stock per day, a rate which, if paid each day over a 365-day period, is equivalent to a 2.0% annualized stock distribution rate based on a purchase price of $10.00 per share of the Company’s common stock.

 On December 2, 2016, the Company distributed a press release announcing (1) that the Company has raised the minimum offering amount in the Public Offering, (2) the authorization and declaration of the Distribution by the Company’s board of directors, and (3) that the Company had increased its investment in Hartman Village Pointe. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

The information furnished under Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release, dated December 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARTMAN vREIT XXI, INC.
(Registrant)
Date: December 7, 2016	By:	/s/ Louis T. Fox, III
Louis T. Fox, III
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release, December 2, 2016